                       COLUMBUS CELLULAR TELEPHONE COMPANY

                              PARTNERSHIP AGREEMENT

      THIS AGREEMENT, dated as of March 1, 1989, is by and among Palmer Communications Incorporated, a Delaware corporation ("PCI") and the parties who have timely executed and delivered a counterpart signature page for this Agreement (each a "Party", and collectively, the "Parties"). The counterpart signature pages, together with the Agreement, constitute the entire agreement of the Parties ("Agreement").

      Each Party, as an original party to or as the assignee of an original party to one of several settlement agreements among applicants for the Authorization, is a third-party beneficiary of the Joint Agreement, dated May 28, 1986 ("Joint Agreement") by and among Cellular Equity Settlement Group; CPS Telecom, Inc.; Cellular Management Services, Inc.; Denman Resources, Inc.; The Genesis Enterprises, Inc.; Mobile Communications Enterprises, Inc.; Mobile Telephone Corporation; Settlecom, Inc.; and Western Cellular Alliance, pursuant to which the Parties agreed to allocate their respective rights in applications before the FCC for Authorization to build and operate the System.

      Dr. Trygve Opsahl ("Opsahl") was the selectee originally designated by the FCC to receive the Authorization to build and operate the System.

      Pursuant to a Purchase Agreement, dated as of April 8, 1988, PCI has become the successor-in-interest to Opsahl with respect to the Authorization and the other assets and interests set forth in such Purchase Agreement.

      In order to clarify each Party's rights and obligations with respect to the Authorization and to allow for the management of the System by PCI, the Parties desire to enter into this Agreement in order to supersede and replace the Joint Agreement with the terms and conditions set forth herein;

      In consideration of the mutual obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1.    Definitions

      As used in this Agreement, the following terms have the following meanings:


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            "Agreement" has the meaning ascribed to such term in the first paragraph of this Agreement.

            "Assign" has the meaning ascribed to such term in Section 7.1 of this Agreement.

            "Assignee" has the meaning ascribed to such term in Section 7.1 of this Agreement.

            "Authorization" means action by the FCC granting its consent to the building and operation of the System.

            "Capital Accounts" shall mean the capital accounts maintained by the Partnership with respect to each Party hereto, pursuant to Section 4.2 of this Agreement.

            "Capital Call" has the meaning ascribed to such term in Section 3.2 of this Agreement.

            "Executive Committee" shall mean the committee, composed of three members, with responsibility for conducting the business affairs of the partnership pursuant to Section 5.3 of this Agreement.

            "FCC" means the Federal Communications Commission.

            "Joint Agreement" has the meaning ascribed to such term in the second paragraph of this Agreement.

            "Majority Vote" shall mean a vote of the Parties representing more than fifty percent (50%) of the aggregate Ownership Interests in the Partnership.

            "Market" means the geographic area in and around Columbus, Georgia, which is served by the System pursuant to authorizations issued by the FCC.

            "Opsahl" has the meaning ascribed to such term in the third paragraph of this Agreement.

            "Ownership Interest" means, with respect to each Party, the percentage interest in the partnership held by such Party.

            "PCI" has the meaning ascribed to such term in the first paragraph of this Agreement.

            "Partnership" has the meaning ascribed to such term in Section 2.1 of this Agreement.

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            "Partnership Business" has the meaning ascribed to such term in
Section 2.3 of this Agreement.

            "Party" or "Parties" has the meaning ascribed to such term in the first paragraph of this Agreement.

            "Supermajority Vote" shall mean a vote of the Parties representing sixty percent (60%) of the aggregate Ownership Interests in the Partnership.

            "System" means the cellular radio telephone system for the Columbus, Georgia metropolitan area.

2.    Organization

      2.1. Governing Agreement. The partnership formed by the parties (the "Partnership") shall be governed by the terms and conditions set forth herein.

      2.2. Name and Place of Business. The name of the Partnership shall be the Columbus Cellular Telephone Company. The name may be changed from time to time by the Executive Committee. The principal place of business of the Partnership shall be Columbus, Georgia or any other place authorized by the Executive Committee. The Partnership shall be a Georgia Partnership.

      2.3. Purpose. The purpose and scope of the Partnership is to construct and to operate the System for the Market and the surrounding areas ("Partnership Business"). The Partnership may take any and all action necessary, incidental or convenient to carry out the partnership Business, including, but not limited to: leasing, purchasing and improving property and equipment for the System; borrowing and raising money; executing documents; operating the System; contracting with PCI and other parties for the provision of management services; selling the services of the System to wholesale and retail customers; selling, leasing, installing and maintaining customer units used on the System, and reselling or contracting to resell competing wireline cellular services in the Market and in any available surrounding markets.

      2.4. Term. The term of the partnership commenced on March 28, 1986. The term shall continue until March 28, 2085, or until earlier terminated as provided herein.

      2.5. Formation. The partnership shall consist of each Party who has returned an executed counterpart signature page on or by the date specified thereon.

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3.    Capital Contributions

      3.1. Initial Ownership Interest and Capital Contribution. The parties acknowledge and agree that the value of the Authorization, for purposes, inter alia, of determining the amounts of the respective capital Accounts of the Parties is $8,839,309. Each Party has contributed to the partnership its interest in the Authorization pursuant to the Joint Agreement, and each Party's contribution shall be valued at the percentage of $8,839,309 equal to its percentage interest in the Authorization pursuant to the Joint Agreement. Each Party shall have an initial Ownership Interest in the Partnership equal to its percentage interest in the Authorization pursuant to the Joint Agreement.

      3.2. Capital Contributions. Each Party shall from time to time contribute to the partnership in cash its pro rata share of the amounts requested in writing ("Capital Call") by the Executive Committee. Each Party's additional capital contribution(s) shall be made within a period specified in the Capital Call which shall be not less than thirty days following the date that the Capital Call for the contribution is delivered to such Party pursuant to Section
11.10 below. For purposes of this Agreement, each Party's pro rata share shall equal the result by dividing its ownership Interest by the ownership Interest of all Parties at the time of the Capital Call. Capital Calls made to the Parties shall include an explanation of the anticipated uses of the funds requested thereby.

      3.3. Ownership Percentages. Each Party shall initially have an ownership interest in the partnership as set forth in Schedule A. After contributions have been made in response to each Capital Call, the Ownership Interest held by each Party shall equal the percentage derived by dividing such Party's total capital contributions by the total capital contributions made by all of the Parties.

      3.4. Failures to Contribute. If any Party fails to make all or part of any Capital Call when due pursuant to Section 3.2 above, then such Party shall be considered to be in default of its obligations hereunder, and the provisions of
Section 9.2 hereof shall apply. No right to cure under this Agreement shall apply to any failure to make a Capital Call when due, unless approved by unanimous vote of the Executive Committee. Each deficiency in meeting a Capital Call may be met by a further pro rata Capital Call on Parties other than the Party or Parties responsible for the deficiency. Such further contributions shall be credited to

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                                      - 5 -

the Capital Accounts and the ownership Interests of the Parties making such further contributions.

      3.5. Application Expenses. No Party shall be entitled to any reimbursement of, or to be credited as having made a capital contribution as a result of, expenses incurred in connection with its own application or with the dismissal or contribution thereof on behalf of the partnership; provided, however, that the Capital Account of each Party shall be deemed to include each such Party's share of the value of the Authorization as set forth in Section 3.1 hereof. The costs of prosecuting the application to construct and build the System which are incurred after the lottery, defending the grant of such application, and other costs associated with or incidental to the development of the partnership Business shall be borne by the Partnership, and not individually by any Party. This includes all such costs incurred subsequent to the applicable lottery and prior to the formation of the partnership.

      3.6. Loans. Any funds heretofore or hereafter provided to the partnership by a Partner other than the Partner's capital contributions pursuant to Sections
3.1 and 3.2 shall be treated as a loan. A loan by a Partner to the partnership shall not enlarge the lending Partner's Ownership Interest but shall constitute a debt due from the partnership to the lending Partner. Partners' loans shall be on terms (including terms relating to the accrual and payment of interest, security, and events of default) that the Executive Committee determines in its sole discretion to be in the best interests of the Partnership.

4.    Capital Accounts and Allocations

      4.1. Title to Property. The Partnership shall hold sole and exclusive title to the capital of the Partnership and to all applications, authorizations, equipment and other property, whether real, personal or intangible, acquired by the Partnership. No Party shall have any right, in law or equity, to request the partition of any asset or property of the Partnership, or to demand property other than cash upon any distribution by the Partnership.

      4.2. Capital Accounts. A separate Capital Account shall be maintained for each Party on the books of the Partnership, in accordance with generally accepted accounting principles. The Capital Account of each Party shall consist of (i) such Party's share of the value attributed to the Authorization pursuant to Section 3.1 hereof, (ii) capital contributions already made by such Party as of the date

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                                      - 6 -

hereof, and (iii) additional capital contributions made pursuant to Capital Calls. In addition, the Capital Account of each Party shall be credited with the net income and gain, if any, of the Partnership allocated to such Party and be charged with the net losses, if any, of the Partnership allocated to such Party, together with all distributions made by the Partnership to such Party. The Partnership shall keep separate account of each Party's capital contributions pursuant to Capital Calls. No Party shall be entitled to interest on its Capital Account. For purposes of this Agreement, Partnership net income, loss and gain shall be determined by the Executive Committee in accordance with generally accepted accounting principles.

      4.3. Distributions. Distributions of net income and other Partnership proceeds to the Parties shall be made quarterly in accordance with their Ownership Interests at the time of distribution. However, the amount available, if any, for each such distribution shall be determined by the Executive Committee. Distributions of net income shall not exceed such quarter year's net income, less the amount determined by the Executive Committee to be reasonably required for non-expensed items in the Partnership's budget, such as payments of debt principal due or past due, capital investment needs, and working capital. No Party shall be required to make a capital contribution to provide the funds necessary to make a distribution, nor shall the Partnership be required to borrow money for such purpose.

      4.4. Tax Allocations. Taxable income, gain or loss, and items of tax credit of the Partnership for each taxable year shall be determined by the Executive Committee in accordance with applicable federal income tax laws, rules, and regulations and shall be allocated among the Parties in proportion to their Ownership Interests. Income of the Partnership in any taxable year which is exempt from federal income taxation shall be allocated among the Parties in proportion to the allocation of taxable income among the Parties for such year.

5.    Management

      5.1. Voting. Each Party's voting percentage shall equal the percentage of its Ownership Interest in the Partnership. A Majority Vote shall be required to act on all matters requiring a vote of the Parties, except that a Supermajority Vote shall be necessary for (i) the participation of the Partnership in any business other than the Partnership Business; (ii) the amendment or modification

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of this Agreement; and (iii) the sale or transfer of control of the
Authorization (except for pro forma transfers).

      5.2. Meetings. A meeting of the Parties shall be held at least once during each calendar year beginning after the date of this Agreement. Special meetings of the Parties may be called at any time by the Executive Committee, or by any Party or combination of Parties representing in the aggregate at least thirty-five percent (35%) in Ownership Interests. Parties holding a total of at least fifty percent (50%) in Ownership Interests shall constitute a quorum necessary for a meeting. Each Party may designate a person who will represent such Party at meetings of the Parties, either directly or by proxy, by giving written notice thereof to the Executive Committee. The person so designated will continue to be that Party's representative and to hold its proxy until the Executive Committee receives written notice of the designation of a successor representative by the Party in question.

      5.3. Executive Committee. Except as otherwise provided in this Agreement, complete and exclusive power to conduct the business affairs of the Partnership shall be delegated to the Executive Committee. Prior to the first annual meeting of the Parties, PCI shall be deemed to be the Executive Committee and to have all the powers thereof. Each member of the Executive Committee shall be elected at the annual Parties' meeting, and each member may be removed at any time, by the Majority Vote of the Parties. However, if one Party is entitled or authorized to vote at least fifty percent of the Partnership votes but less than seventy-five percent of the Partnership votes, then one Executive Committee member shall be elected, and may be removed, only by the Majority Vote of the other Parties. Notwithstanding the foregoing, the Executive Committee may fill by appointment any vacancy in its membership which occurs between annual meetings, or if the annual meeting fails to elect all required members of the Executive Committee. More than one of a Party's representatives may be elected to membership on the Executive Committee at the same time. Meetings of the Executive Committee shall be held not less than once each fiscal quarter, and such meetings may be held by conference telephone call. A majority of the Executive Committee shall constitute a quorum for the transaction of its business. Each action of the Executive Committee shall require a vote of a majority of the Executive Committee members casting a vote.

      5.4. Chairman and Employees. The Executive Committee shall elect a Chairman from among its members. The Chairman

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shall preside at all Executive Committee meetings and all meetings of the
Parties. The Executive Committee may delegate responsibilities and authority to the Chairman, the System's General Manager, or to other Partnership employees to the extent it considers appropriate in its sole discretion. The System's General Manager may be delegated the day-to-day responsibility for conducting the Partnership Business.

      5.5. Meeting Notices. Written notice of each meeting of the Parties and each meeting of the Executive Committee shall be given by the Chairman of the Executive Committee to each Party and Executive Committee member, respectively. The notice shall state the place, date, hour and purpose of the meeting. Notice of any meeting shall be given not less than ten nor more than thirty days before the date of the meeting, unless otherwise waived in writing. When a meeting is adjourned to reconvene at another time or place, it shall not be necessary to give notice of the reconvened meeting, if the time and place of the reconvened meeting are announced at the adjourned meeting.

      5.6. Minutes. Minutes reflecting the actions taken at meetings of the Partnership and the Executive Committee shall be kept. Copies of the minutes shall be maintained at the office of the Partnership and shall be promptly transmitted to any Party or such Party's representative upon written request.

      5.7. Arrangements with Parties. The partnership may enter into reasonable agreements with any Party or an affiliate of such Party for the performance of services or the acquisition and/or leasing of equipment or other property. However, each such agreement shall be on terms not substantially less favorable to the Partnership than could readily be obtained from a person or entity who is not a Party or an affiliate of such Party.

      5.8. Reasonable Skill and Care. In carrying out its duties and exercising its powers hereunder, the Executive Committee shall exercise reasonable skill and care and reasonable business judgment. The Executive Committee shall not be liable to the Partnership or to the Parties for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement, unless such act or omission constitutes gross negligence or willful misconduct by the Executive Committee.

      5.9. Indemnification. The Partnership shall indemnify and hold harmless the Executive Committee and each of its

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                                      - 9 -

members from any loss or damage, including attorney's fees, incurred by it by reason of any act performed by it on behalf of the Partnership or in furtherance of the Partnership Business; provided, however, that such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Parties; and provided, further, that the foregoing indemnity shall extend only to acts or omissions performed or omitted by the Executive Committee in good faith and in the belief that its acts or omissions were in the Partnership's interest, and which are not a result of gross negligence or willful misconduct on the part of the Executive Committee. Nothing in this Section 5.9 shall prohibit the Executive Committee from acquiring and entering into contracts of insurance at the expense of the Partnership that will provide protection to the Executive Committee from liability for its negligence.

      5.10. Individual Parties to Have No Authority. No Party shall take any part in the conduct or control of the Partnership's business or have any right or authority to act for or on behalf of the Partnership except as (a) a member of the Executive Committee or (b) an agent or employee of the Partnership.

6.    Books and Accounts

      6.1. Fiscal Year. The fiscal year of the Partnership shall end on December 31st in each year, or on such other date as may be approved by the Executive Committee from time to time.

      6.2. Books and Records. The Partnership shall maintain proper books and accounts in accordance with generally accepted accounting principles and the provisions of this Agreement. Upon the close of each fiscal year ending after the date of this Agreement, or as otherwise approved by the Executive Committee, all such books and accounts shall be audited by the accountants for the partnership selected by the Executive Committee in its sole discretion.

      6.3. Reports and Tax Returns. At least fifteen days prior to the commencement of each fiscal year beginning after the date of this Agreement, the Executive Committee shall mail to each Party the budget for the Partnership for the fiscal year. Within one-hundred and twenty days after the end of each fiscal year ending after the date of this Agreement, except in extraordinary situations, the Executive Committee shall mail to each Party (i) financial statements for the Partnership, including its balance sheet as of the

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end of such preceding fiscal year, its statement of income and earnings for the preceding fiscal year, and a statement of cash flows for the preceding fiscal year; and (ii) all necessary financial, tax, and other data required for inclusion in or preparation of tax returns for the Parties. The Executive Committee may issue other reports from time to time as it considers appropriate.

      6.4. Right of Inspection. Each Party shall have the right, at its own expense, to examine and inspect, at reasonable times during normal business hours, the books, records, accounts, properties, and operations of the Partnership. Such examination and inspection may be conducted by a Party or its authorized agents. However, such examination or inspection shall not unreasonably interfere with the operation of the Partnership or the System.

7.    Transfers of Interests

      7.1. Assignment Permitted. Subject to the grant by final order of any required FCC or other regulatory consent, and subject to the terms of this Agreement, each Party may sell, assign, or exchange (collectively "Assign") all or part of its Ownership Interest to or with any other person or entity ("Assignee"). However, the assigning Party shall remain fully liable for any and all of its obligations as a Party which are incurred prior to the date upon which the assignment of its Ownership Interest is effective. The Assignee thereafter shall be subject to all the terms and conditions of this Agreement, including all obligations under this Agreement which are attributable to the assigned Ownership Interest.

      7.2. Notice of Assignment. A Party who agrees or is required to sell, assign or exchange all or part of its ownership Interest shall notify the Executive Committee at least ten (10) days in advance of the consummation of such sale, assignment, or exchange (collectively "Assignment"). The notice shall set forth the name, address, citizenship, and other information necessary to establish the legal qualifications of the Assignee to hold the interest to be assigned. This notice is for information purposes only, and shall not constitute the offering of any right of first refusal to purchase the interest.

      7.3. Approvals and Documentation. If the prior consent of the FCC, any state regulatory agency or other governmental authority is required for any Assignment, such consent shall be obtained by final order prior to the

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consummation of any Assignment and admittance of the Assignee as a Party. The
Assignee shall execute and acknowledge all instruments and applications, in form and substance satisfactory to counsel for the Partnership, which are necessary or desirable to obtain such consent, to effectuate the Assignment, to admit the Assignee as a Party, and to bind the Assignee under all of the terms and conditions of this Agreement. Prior to admission as a Party, the Assignee shall reimburse the Partnership for all reasonable expenses, including attorney's fees, incurred by the Partnership in connection with the Assignment.

      7.4. Preservation of Authorization. No Party may assign all or part of its Ownership Interest to any other person or entity unless the Assignment, in the opinion of the Partnership's counsel, will not disqualify the Partnership from receiving or holding the Authorization.

      7.5. Involuntary Assignment. Upon the death, bankruptcy, insolvency or incompetency of any Party, the legal representative, guardian, receiver, creditor's committee or other successor-in-interest of such Party, as the case may be, shall notify the Executive Committee in writing of such event and, subject to section 7.3 and Section 7.4 above, shall be assigned such Party's Ownership Interest and be admitted as a Party.

      7.6. Encumbrance of Ownership Interest. No Party shall pledge, hypothecate, grant a security interest in, or otherwise encumber its Ownership Interest in the Partnership, unless (i) such Party gives not less than fifteen
(15) days prior written notice to the Executive Committee of the creation of the encumbrance; (ii) the encumbrance attaches solely to the subject ownership Interest, and does not attach to any real, personal or intangible property, equipment, or other asset of the Partnership; (iii) the secured party is obligated to comply with Sections 7.2, 7.3, 7.4, and 7.5, above, in the event it attempts to enforce the encumbrance. Notwithstanding the foregoing, any Party may be required, by a vote of the Executive Committee, to pledge its Ownership Interest to a vendor or financial institution if such pledge is reasonably necessary to finance the construction and/or operation of the System.

8.    Representations and Warranties

      Each Party to this Agreement hereby represents and warrants that:

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                                     - 12 -

            (a) it is duly formed (if not a natural person), validly existing, and in good standing under the state and local laws to which it is subject, with full power and authority to enter into and to perform its obligations under this Agreement;

            (b) its execution and performance of this Agreement will not conflict with, or result in a material breach of or default under, any agreement, instrument, law, regulation, order, decree or judgment to which it is subject;

            (c) this Agreement is binding and enforceable against it;

            (d) it shall appoint a representative who shall have full power and authority to vote for it on Partnership matters and such authority shall not be abrogated until a successor representative is appointed;

            (e) it is and will remain qualified under applicable FCC standards to hold the Authorization, and to hold its Ownership Interest in the Partnership;

            (f) it has no knowledge of any fact or circumstance which would disqualify it or the Partnership from receiving or holding a final grant of the Authorization;

            (g) the statements made in its application for the Authorization are true, correct and complete and it neither has nor will have any prohibited cross-interest in any other mutually exclusive application or settlement group;

            (h) it has not engaged and shall not engage in any improper act, practice or omission which, if not timely corrected, would result in disqualification of the Partnership for the Authorization, or any recision, revocation or non-renewal of the Authorization;

            (i) it is experienced enough in the business of the partnership to be capable of exercising its partnership voting rights intelligently;

            (j) it has received no solicitation or general advertisement, has attended no seminar or meeting, and has received no other written communication concerning its acquisition of an interest in the Partnership;

            (k) it confirms that no representations or warranties have been made to it and that it has not relied

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                                     - 13 -

upon any representation or warranty in connection with its acquisition of an interest in the Partnership;

            (1) it acquired its interest in the Partnership for its own account and not with a view to, or for sale in connection with, the distribution thereof;

            (m) it is aware of and understands that no governmental agency has made a finding or determination concerning the fairness of an investment in the Partnership or any recommendation or endorsement of interests therein, and that interests in the Partnership were not and have not been registered under the Securities Act of 1933 and cannot be resold unless they are registered under the Act or unless an exemption from registration is available.

9.    Default

      9.1. Default. If a Party for any reason breaches any agreement, representation or warranty contained in this Agreement, and such breach is not cured within thirty (30) days after written notice of the breach is provided to the defaulting Party, then the Party shall be considered to be in default under this Agreement. Any Party who is in default shall be liable to the Partnership for, and shall indemnify the Partnership against, all damages, losses, and/or expenses suffered or incurred by the Partnership, including reasonable attorney's fees and litigation expenses resulting from such default. The Partnership shall have the right to offset any damages, losses, and/or expenses suffered or incurred by it, including reasonable attorney's fees and litigation expenses, as the result of a default by any Partner against any amounts owed by the Partnership to the defaulting Party. The exercise by the Partnership of its rights as provided in Section 9.2 below shall not relieve the Party of such liability or indemnification obligation and shall not constitute a waiver, by any Party or the Partnership, of any right or remedy against the defaulting Party under this Agreement, including the right to offset damages, losses and expenses against any amount owed to the defaulting Party.

      9.2. Sale on Material Default. Each Party who is in default under the tens of this Agreement shall be required, upon the request of the Partnership, and subject to any required FCC consent, to transfer to the Partnership the whole of its Ownership Interest in the Partnership, for consideration equal to the balance of its Capital Account. The provisions of this paragraph may be waived by the Executive Committee in its sole discretion.

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                                     - 14 -

10.   Dissolution and Termination

      10.1. Dissolution. Subject to prior FCC and regulatory consent, if any is required, the Partnership shall be dissolved upon the occurrence of any of the following events: (i) a Majority Vote to dissolve the Partnership (ii) the sale or assignment of substantially all of the assets of the Partnership; (iii) the filing by, or against, the Partnership of any petition in bankruptcy or the appointment of a creditors committee with respect to the Partnership; and (iv) any other act of termination by a Party, except for involuntary assignments addressed by Section 7.5 above.

      10.2. Right to Continue. If the Partnership is dissolved pursuant to
Section 10.1 (iv), above, or otherwise by law, the Parties agree to continue the Partnership Business in order to ensure uninterrupted service to the public until such time as a successor entity has been established to operate the system.

      10.3. Winding Up. In the event of the dissolution of the Partnership for any reason, unless the Partnership is continued pursuant to Section 10.2 above, the Partnership shall be liquidated and its affairs wound up by the Executive Committee in an orderly yet proper manner. The Parties shall continue to share all items of income, gain, loss, deduction or credit for tax purposes, and all profits and losses for accounting purposes, during the period of liquidation in the same manner as before the dissolution. In order to obtain full market value from the sale of Partnership assets, the Executive Committee shall have the full right and discretion to determine the time, manner and terms of each sale of partnership property pursuant to the liquidation.

      10.4. Distribution Upon Liquidation. After paying or providing for the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and after reserving funds reasonably sufficient to cover contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other assets of the Partnership shall be distributed to the Parties in accordance with their Ownership Interests at the time of distribution.

11.   Power of Attorney.

      11.1. Appointment. Each Partner irrevocably constitutes and appoints PCI as the Partner's true and lawful attorney-in-fact, with full power and authority in the name,

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                                     - 15 -

place, and stead of such Partner to make, execute, verify, consent to, swear to, acknowledge, publish, record, and file all the following:

            (a) Any amendment to this Agreement approved pursuant to the terms of this Agreement.

            (b) Any certificate, consent, or other instrument that may be required to be filed by the Partnership or the Partners under the laws of any state or jurisdiction, if the Executive Committee deems filing necessary or desirable.

            (c) Any documents or other instruments described in Section 12.1.

            (d) Any pledge agreement pursuant to Section 7.6 and any financing statement relating to the pledge of interests in the Partnership.

            (e) Any amendments to or modifications of the instruments described above.

      11.2. Power Irrevocable. Each Partner understands and intends that the foregoing power of attorney is coupled with an interest and is irrevocable. The foregoing power of attorney shall survive the death, incapacity, or dissolution of the Partner and the assignment of all or part of the Partner's interest in the Partnership.

      11.3. Evidence of Authority. The execution and delivery by PCI of any agreement, certificate, consent, or other instrument shall be conclusive evidence that its execution and delivery was authorized by the foregoing power of attorney.

12.   Miscellaneous

      12.1. Mutual Cooperation. Each Party shall, in good faith, cooperate with each other Party, the Partnership, and the Executive Committee in promptly undertaking all actions, executing all documents, and filing all materials with the FCC, any other governmental body, any lender, vendor, or financial institution as may reasonably be necessary or desirable to fulfill each of the Party's obligations under this Agreement.

      12.2. Other Business. Nothing contained in this Agreement shall restrict any Party or any affiliate of such Party from engaging in any business outside of and independent from the Partnership, except that no Party or

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                                     - 16 -

affiliate of such Party shall be a sales agent or reseller of the wireline cellular system in the Market.

      12.3. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, heirs, administrators, executors, successors, and permitted assigns.

      12.4. No Agency. The Parties understand and agree that neither this Agreement nor the Partnership itself grants or creates in any Party or the Partnership any power of agency to bind or obligate the Parties, except as expressly set forth in this Agreement.

      12.5. Confidential Information. Under no circumstances shall any Party utilize or disclose in any manner which is in any way adverse to the interests of the Partnership or any other Party any confidential information, including engineering, technical, managerial and marketing information, whether or not patentable or subject to copyright, disclosed by a Party to the partnership or to the other Parties in connection with Partnership matters or created by the Partnership itself or by the Parties in connection with Partnership matters.

      12.6. Specific Performance. Each Party acknowledges that monetary damages for breach of any of the provisions of this Agreement would be inadequate. Each Party therefore acknowledges that specific performance, temporary and permanent injunctive relief, and other appropriate remedies may be granted to enforce such provision without proof of actual damage or the inadequacy of the remedy at law.

      12.7. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall continue to be in full force and effect.

      12.8. Governing Law. This Agreement and the rights of the Parties hereunder shall be governed, interpreted, and enforced in accordance with the laws of the State of Georgia.

      12.9. Final Order. For purposes of this Agreement, a final order of a government authority shall mean an order which is effective and is no longer subject to administrative or court reconsideration, review, appeal or stay.

      12.10. Notices. All notices, demands, and Capital Calls required or permitted under this Agreement shall be in writing and shall be conclusively presumed to have been delivered to the recipient three business days after posting in the United States mail, first class, postage prepaid, to the recipient's address shown at the time in the records of the Partnership. Any Party may specify a different address by notifying each of the Parties or the Executive Committee in writing of the change in address.

      12.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

      12.12. Headings. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

      12.13. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

      12.14. Entire Agreement. This Agreement and the Counterpart Signature pages specifying the Partnership constitute the entire Agreement between the parties, superseding all prior agreements or understandings between the Parties. This Agreement may be modified or amended only by an instrument in writing adopted in accordance with the provisions of this Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this agreement this ______ day of ___________ 1989.


                                    Name of Party:


                                    By:________________________

                                    Name:______________________

                                    Title:______________________

                          COUNTERPART SIGNATURE PAGE TO
                       COLUMBUS CELLULAR TELEPHONE COMPANY
                              PARTNERSHIP AGREEMENT

      The undersigned, being the transferee of general partnership interests of Columbus Cellular Telephone Company, a Georgia partnership, as of March 21, 1995, hereby accepts and agrees to be bound by all of the terms of the Columbus Cellular Telephone Company Partnership Agreement, dated as of March 1, 1989, as a partner thereunder.

                                          PALMER WIRELESS, INC.

Dated: March 21, 1995                     By: /s/  William J. Ryan
                                              ---------------------------
                                              Name: William J. Ryan
                                              Its: PRESIDENT CEO

                          COUNTERPART SIGNATURE PAGE TO
                       COLUMBUS CELLULAR TELEPHONE COMPANY
                              PARTNERSHIP AGREEMENT

      The undersigned, being the transferee of general partnership interests of Columbus Cellular Telephone Company, a Georgia partnership, as of March 21, 1995, hereby accepts and agrees to be bound by all of the terms of the Columbus Cellular Telephone Company Partnership Agreement, dated as of March 1, 1989, as a general partner thereunder.

                                          PALMER WIRELESS HOLDINGS, INC.

Dated: March 21, 1995                     By: /s/  William J. Ryan
                                              ----------------------------
                                              Name: William J. Ryan
                                              Its: President and Chief Executive
                                                   Officer